UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 3, 2006

STERICYCLE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21229	36-3640402
(State or other juris- diction of incorporation)	(Commission file number)	(IRS employer identification number)

28161 North Keith Drive

Lake Forest, Illinois 60045

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(847) 367-5910

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.424)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On February 3, 2006, the Compensation Committee of our Board of Directors set the base salaries and bonus targets of our five executive officers for 2006 and also decided the cash bonuses and stock option grants to be paid or awarded to our executive officers for 2005.

Salaries and Target Cash Bonuses for 2006

In keeping with our philosophy that the compensation of our executive officers should be determined largely by their individual and company performance and that their base salaries should represent a relatively small component of their total compensation, the Committee did not change our executive officers’ base salaries for 2006. They remain the base salaries originally set in April 2003 (or in the case of Messrs. Foss and Sacranie, in February and May 2003, respectively, upon their joining us).

Our executive officers’ base salaries and target cash bonuses for 2006 are as follows:

Name and Title	Base Salary	Target Cash Bonus (Percentage of Base Salary)

Mark C. Miller	$297,052	115%
President and Chief Executive Officer

Richard T. Kogler	222,789	65%
Executive Vice President and Chief Operating Officer

Frank J.M. ten Brink	222,789	65%
Executive Vice President and Chief Financial Officer

Richard L. Foss	200,000	60%
Executive Vice President, Corporate Development

Shan S. Sacranie	175,000	60%
Executive Vice President, International

Cash Bonuses and Stock Options for 2005

The Committee also decided the cash bonuses payable to our executive officers and the stock options to be granted to them for 2005. These cash bonuses and stock options are as follows:

Name	Gross Cash Bonus	Bonus Conversion Stock Option(1) (Shares)	Net Cash Bonus	Stock Option (Shares)

Mark C. Miller	$459,391	7,594	$298,604	52,500
Richard T. Kogler	187,933	—	187,933	24,000
Frank J.M. ten Brink	187,933	1,331	159,743	24,000
Richard L. Foss	154,650	—	154,650	16,500
Shan S. Sacranie	135,319	—	135,319	16,500

(1)	See “Bonus Conversion Plans for 2005 and 2006” below.

Each of our executive officers is eligible for a target cash bonus equal to a percentage of his base salary, with a maximum possible bonus equal to 1.5 times his target percentage. For 2005, the Compensation Committee had set target bonuses for Messrs. Miller, Kogler, ten Brink, Foss and Sacranie at 110%, 60%, 60%, 55% and 55%, respectively, of their respective base salaries of $297,052, $222,789, $222,789, $200,000 and $175,000.

In deciding on the cash bonuses and stock option grants to our executive officers for their performance during 2005, the Committee measured our EBITDA (earnings before interest, taxes depreciation and amortization) for the year in relation to previously agreed measurable goals to determine each officer’s preliminary cash bonus and stock option grant. The Committee then adjusted these preliminary amounts to take into account our success in meeting our other performance goals for the year and to reflect the Committee’s assessment of the individual officer’s performance, initiative, contribution to our success and total compensation package.

The cash bonuses to our executive officers for 2005 were paid on February 10, 2006. The stock options granted to our executive officers for 2005 were granted under either our 2005 Incentive Stock Plan or our 1997 Stock Option Plan on February 3, 2006, at an exercise price per share of $59.08, which was that day’s closing price of a share of our common stock. Each option has a 10-year term and vests over a five-year period at the rate of 20% of the option shares on each of the first five anniversaries of the option grant date. Our executive officers duly reported their stock option grants on Form 4s filed on February 6, 2006.

Bonus Conversion Plans for 2005 and 2006

Under our bonus conversion plan for 2005, executive officers (and other officers and managers) could irrevocably elect, in advance of any bonus award, to forego some portion or all of any bonus otherwise payable and receive instead an immediately vested stock option at an exercise price per share equal to the closing price of a share of our common stock on the bonus award date. The number of shares for which an option was granted was determined by dividing the product of two-and- one-half times the amount of the cash bonus that the participating executive officer elected to forego by the average closing price of our common stock during 2005 (i.e., the year for which the bonus was payable).

Pursuant to this plan and in accordance with their prior elections, Messrs. Miller and ten Brink elected to forego $160,787 and $28,190 of their respective gross cash bonuses for 2005 of $459,391 and $187,933, receiving instead stock options for 7,594 and 1,331 shares, respectively. These stock options were granted under our 1997 Stock Option Plan on February 3, 2006, at an exercise price per share of $59.08, which was that day’s closing price of a share of our common stock. Each option has a 10-year term and, as noted, was immediately vested. Messrs. Miller and ten Brink duly reported their stock option grants on Form 4s filed on February 6, 2006.

At the Compensation Committee’s meeting on February 3, 2006, the Committee approved our bonus conversion plan for 2006, which is identical to our bonus conversion plan for 2005. Copies of both plans are filed with this report.

Item 9.01  Financial States and Exhibits

(c)	Exhibits

The following exhibits are filed with this report:

10.1	Bonus conversion plan for 2005

10.2	Bonus conversion plan for 2006

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2006.

Stericycle, Inc.

By	/s/ FRANK J.M. TEN BRINK
Frank J.M. ten Brink
Executive Vice President and
Chief Financial Officer